10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate October 16, 2006 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports Record Third Quarter Earnings and Assets Over $2 Billion

Macatawa Bank Corporation today announced net income for the third quarter of 2006. Net income for the quarter was a record $6.01 million, an 8% increase over third quarter 2005 net income of $5.55 million. Diluted earnings per share totaled $0.36 for the quarter compared to $0.34 for the third quarter of 2005. The results for the third quarter represent a 1.20% ROA and a 15.69% ROE. Net income for the first nine months of 2006 increased 11% to $16.99 million, or $1.03 per diluted share, as compared to net income of $15.35 million, or $0.93 per diluted share, for the first nine months of 2005. The results for the first nine months of 2006 represent a 1.16% ROA and 15.20% ROE.

“Macatawa achieved two major milestones during the third quarter, as quarterly earnings exceeded $6 million for the first time and total assets passed the $2 billion mark. Surpassing $2 billion in total assets is especially significant considering we began less than nine years ago,” commented Ben Smith, Chairman and CEO. Macatawa now has over 460 employees, 24 full service branch locations, and a complete line of personal, business and investment services. Its market extends throughout Ottawa and Kent counties and into Allegan County. “In Ottawa County, we are now the #1 Bank in total deposit market share. We are proud of the lasting franchise we have developed,” added Mr. Smith.

Total assets increased $216.5 million from September 30, 2005 to $2.04 billion at September 30, 2006. Over the same twelve month period, total loans increased $170.9 million to $1.68 billion and total deposits increased $175.3 million to $1.63 billion at September 30, 2006. For the quarter, core deposits grew $86 million, 27% on an annualized basis. Macatawa also opened over 1,000 net new deposit accounts during the quarter. “Generating growth by gathering deposit balances within our markets remains a hallmark of our success,” stated Mr. Smith. “This outstanding growth in a difficult market is a tribute to the exceptional quality of our people and their commitment to community banking. Their focus on identifying the needs of our customers and recommending appropriate financial solutions has been the key to our success,” added Mr. Smith.

Third quarter net interest income totaled $17.0 million, an increase of $978,000 compared to the third quarter of 2005. The improvement in net interest income was driven primarily by an increase in average earning assets offset by a decline in the net interest margin. Average earning assets grew by 10% or $168.5 million from $1.70 billion for the third quarter of 2005 to $1.87 billion for the third quarter of 2006. The net interest margin was 3.62% for the quarter, down 12 basis points from 3.74% for the second quarter of 2006 and 14 basis points from 3.76% for the third quarter of 2005. The cost of funds rose more than the yield on assets and is the primary reason for the decline in net interest margin. Deposit customers continue to shift into higher costing deposit products within the generally high rate environment. At the same time, the increase in the yield on loans began to moderate during the quarter as the Federal Reserve Bank halted its series of 17 straight rate increases.

Non-interest income was $3.5 million for the third quarter of 2006 compared to $3.6 million for the third quarter of 2005. Non-interest income for the prior year quarter included a $148,000 gain on the sale of a commercial property. In addition, mortgage sale gains decreased by $332,000 compared to the prior year quarter resulting from both a challenging real estate market and interest rate environment. However, this decline was offset by increases in revenue from trust and other financial services as the Company continues to gain new customers in these service areas. Non-interest expense was $11.3 million for the quarter, remaining flat when compared to $11.3 million for the second quarter of 2006 and up slightly compared to $10.7 million for the third quarter of 2005. For the past three quarters, the Company has been able to manage its overhead costs at just over $11.0 million per quarter despite its continued commitment to expansion. Compared to the prior year quarter, the majority of the increase in non-interest expense relates to an increase of $438,000 in salaries and benefits. This increase included $174,000 in stock option compensation expense related to the adoption of FAS 123, Revised beginning January 1, 2006. The remainder of the increase was related to additional staffing in each line of business and in support departments consistent with growth of the Bank.

The provision for loan losses was $490,000 for the quarter, down from $855,000 for the third quarter of 2005. A decline in net charge-offs and slightly slower growth in total loans for the quarter resulted in the decline in the provision for loan losses. Annualized net charge-offs were 0.05% of average loans for the quarter, down from 0.09% for the third quarter of 2005. Non-performing assets to total assets increased slightly to 0.42% at September 30, 2006 compared to 0.38% at June 30, 2006 and 0.28% at September 30, 2005. The allowance for loan losses represents 1.33% of total loans at September 30, 2006.

The Company remained well-capitalized at September 30, 2006 with a total risk-based capital ratio of 10.95%.

“The banking environment continues to be challenging. Long-term rates are now lower than short-term rates, making it difficult to grow revenue through improved profit margins. Despite this challenging business climate, our third quarter results were favorable and we our confident our commitment to community banking will continue to ensure our long-term success,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 17, 2006, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 24 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005

EARNINGS SUMMARY
Total interest income	$34,779	$27,752	$97,916	$76,308
Total interest expense	17,696	11,647	47,544	29,872

Net interest income	17,083	16,105	50,372	46,436
Provision for loan loss	490	855	1,990	2,880

Net interest income after provision for loan loss	16,593	15,250	48,382	43,556

NON-INTEREST INCOME
Deposit service charges	1,256	1,259	3,642	3,138
Gain on sale of loans	365	697	1,288	1,792
Trust fees	871	746	2,493	2,177
Other	1,011	947	2,903	2,584

Total non-interest income	3,503	3,649	10,326	9,691

NON-INTEREST EXPENSE
Salaries and benefits	6,193	5,755	18,524	16,590
Occupancy	910	797	2,630	2,387
Furniture and equipment	790	759	2,362	2,182
Other	3,364	3,377	10,160	9,452

Total non-interest expense	11,257	10,688	33,676	30,611

Income before income tax	8,839	8,211	25,032	22,636
Federal income tax expense	2,830	2,661	8,046	7,289

Net income	$6,009	$5,550	$16,986	$15,347

Basic earnings per share	$0.37	$0.35	$1.05	$0.96
Diluted earnings per share	$0.36	$0.34	$1.03	$0.93
Return on average assets	1.20%	1.21%	1.16%	1.16%
Return on average equity	15.69%	16.02%	15.20%	15.17%
Net interest margin	3.62%	3.76%	3.71%	3.81%
Efficiency ratio	54.68%	54.11%	55.48%	54.54%

BALANCE SHEET DATA

	September 30 2006	September 30 2005	December 31 2005

Assets Cash and due from banks	$36,916	$36,767	$49,101
Federal funds sold	5,457	--	--
Securities available for sale	192,864	158,875	156,696
Securities held to maturity	2,713	3,909	3,907
Federal Home Loan Bank Stock	12,915	13,910	13,910
Loans held for sale	2,232	4,244	2,331
Total loans	1,682,359	1,511,458	1,547,879
Less allowance for loan loss	22,427	20,526	20,992

Net loans	1,659,932	1,490,932	1,526,887

Premises and equipment, net	57,853	51,347	53,028
Acquisition intangibles	25,571	25,955	25,856
Bank-owned life insurance	21,558	20,654	20,814
Other assets	23,020	17,890	17,460

Total Assets	$2,041,031	$1,824,483	$1,869,990

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$168,438	$172,663	$188,762
Interest-bearing deposits	1,464,378	1,284,821	1,319,010

Total deposits	1,632,816	1,457,484	1,507,772
Federal funds purchased	--	31,414	25,809
Other borrowed funds	202,055	147,196	145,161
Long-term debt	41,238	41,238	41,238
Other liabilities	9,797	7,820	8,266

Total Liabilities	1,885,906	1,685,152	1,728,246

Shareholders' equity	155,125	139,331	141,744

Total Liabilities and Shareholders' Equity	$2,041,031	$1,824,483	$1,869,990

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2006	2005

EARNINGS SUMMARY
Net interest income	$17,083	$16,975	$16,314	$16,401	$16,105	$50,372	$46,436
Provision for loan loss	490	800	700	795	855	1,990	2,880
Total non-interest income	3,503	3,629	3,194	3,314	3,649	10,326	9,691
Total non-interest expense	11,257	11,333	11,085	10,813	10,688	33,676	30,611
Income taxes	2,830	2,715	2,501	2,565	2,661	8,046	7,289
Net income	$6,009	$5,756	$5,222	$5,542	$5,550	$16,986	$15,347

Basic earnings per share	$0.37	$0.36	$0.32	$0.34	$0.35	$1.05	$0.96
Diluted earnings per share	$0.36	$0.35	$0.32	$0.34	$0.34	$1.03	$0.93

MARKET DATA
Book value per share	$9.56	$9.13	$8.97	$8.80	$8.66	$9.56	$8.66
Market value per share	$22.89	$23.39	$24.07	$23.10	$21.72	$22.89	$21.72
Average basic common shares	16,214,390	16,200,172	16,164,946	16,100,083	16,076,699	16,192,727	16,047,294
Average diluted common shares	16,557,849	16,542,131	16,568,345	16,520,970	16,507,189	16,568,633	16,457,667
Period end common shares	16,221,682	16,205,196	16,188,015	16,109,087	16,091,173	16,221,682	16,091,173

PERFORMANCE RATIOS
Return on average assets	1.20%	1.18%	1.11%	1.20%	1.21%	1.16%	1.16%
Return on average equity	15.69%	15.53%	14.34%	15.69%	16.02%	15.20%	15.17%
Net interest margin (FTE)	3.62%	3.74%	3.78%	3.82%	3.76%	3.71%	3.81%
Efficiency ratio	54.68%	55.00%	56.82%	54.85%	54.11%	55.48%	54.54%

ASSET QUALITY
Net charge-offs	$208	$46	$300	$329	$339	$554	$1,605
Nonperforming loans	$5,768	$5,781	$5,545	$4,204	$3,565	$5,768	$3,565
Other real estate and repossessed assets	$2,758	$1,725	$1,401	$692	$1,632	$2,758	$1,632
Nonperforming loans to total loans	0.34%	0.35%	0.35%	0.27%	0.24%	0.34%	0.24%
Nonperforming assets to total assets	0.42%	0.38%	0.36%	0.26%	0.28%	0.42%	0.28%
Net charge-offs to average loans (annualized)	0.05%	0.01%	0.08%	0.09%	0.09%	0.05%	0.15%
Allowance for loan loss to total loans	1.33%	1.34%	1.35%	1.36%	1.36%	1.33%	1.36%

CAPITAL & LIQUIDITY
Average equity to average assets	7.62%	7.61%	7.76%	7.66%	7.56%	7.66%	7.65%
Tier 1 capital to risk-weighted assets	9.59%	9.49%	9.69%	9.54%	9.65%	9.59%	9.65%
Total capital to risk-weighted assets	10.95%	10.85%	11.06%	11.07%	11.02%	10.95%	11.02%
Loans to deposits + Other borrowed funds	91.69%	93.88%	94.52%	93.64%	94.19%	91.69%	94.19%

END OF PERIOD BALANCES
Total portfolio loans	$1,682,359	$1,653,035	$1,590,138	$1,547,879	$1,511,458	$1,682,359	$1,511,458
Earning assets	1,897,447	1,841,812	1,776,486	1,725,832	1,691,699	1,897,447	1,691,699
Total assets	2,041,031	1,981,318	1,903,965	1,869,990	1,824,483	2,041,031	1,824,483
Deposits	1,632,816	1,573,101	1,542,567	1,507,772	1,457,484	1,632,816	1,457,484
Total shareholders' equity	155,125	147,899	145,153	141,744	139,331	155,125	139,331

AVERAGE BALANCES
Total portfolio loans	$1,664,378	$1,626,102	$1,563,277	$1,528,007	$1,496,063	$1,618,289	$1,452,328
Earning assets	1,873,191	1,815,807	1,743,952	1,710,742	1,704,660	1,811,457	1,635,072
Total assets	2,010,840	1,949,399	1,876,713	1,843,737	1,833,571	1,946,142	1,762,574
Deposits	1,605,567	1,556,712	1,517,460	1,445,437	1,433,795	1,560,236	1,371,877
Total shareholders' equity	153,147	148,252	145,639	141,311	138,556	149,040	134,895